Exhibit 99.K(10)

As of October 31, 2006

Ms. Ellen E. Terry
33 Broad Street
Boston, MA 02109

Dear Ms. Terry:

This letter agreement confirms your engagement by The New America High Income Fund, Inc. (the “Fund”) to provide the administrative services set forth below, subject to the overall supervision of the President of the Fund for the term and on the terms set forth in this Agreement. You hereby accept such engagement and agree during such period to render the services herein described and to assume the obligations herein set forth, for the compensation herein provided.

1.                                       Duties

(a)                                  Subject to the supervision of the President of the Fund, you shall perform the following services:

a.                                       Review the determination of the Fund’s net asset value based on data provided to you and transmit the same to appropriate sources for publication;

b.                                      Coordinate the maintenance of the books and records required to be maintained by the Fund by the Fund’s various service providers and maintain on behalf of the Fund such books and records as may be mutually agreed upon;

c.                                       Monitor Fund expenses and accruals for expenses and arrange for payment of the Fund’s expenses, including instructing the custodian as to the payment of bills;

d.                                      Coordinate the preparation of the Fund’s semi-annual, annual and other periodic reports, proxy statements and other communications with shareholders required or otherwise to be sent to Fund shareholders (including overseeing the Fund’s accountants and other service providers in the preparation of financial statements), arrange for the printing and dissemination of such reports and communications to shareholders and coordinate the preparation of materials for meetings of the Board of Directors;

e.                                       Oversee in the preparation of the Fund’s periodic reports required to be filed with the Securities and Exchange Commission on Form N-CSR, Form N-Q, Form N-PX, Form N-2 and such other reports, forms or filings, as may be mutually agreed upon;

f.                                         Prepare analysis and forecasts of dividends based on information provided to you;

g.                                      Prepare such information and reports as may be required by the New York Stock Exchange (the “NYSE”) on which the Fund’s shares of Common Stock are listed, act as liaison with the NYSE and assist in connection with the dissemination of Fund press releases;

h.                                      Monitor/interface with lenders, auction agents, broker-dealers and insurers and instruct the custodian to make payments of interest, dividends and commissions and in respect of the Fund’s senior securities, if any, undertake such other activities as may be required;

i.                                          Assist in responding to shareholder/retail broker inquiries and disseminating information to the same based on information provided to you;

j.                                          Oversee and review calculations of fees paid to the investment adviser and the custodian;

k.                                       Consult with the Fund’s officers, independent accountants, legal counsel, custodian, and transfer and dividend disbursing agent in establishing the accounting policies of the Fund and generally oversee the financial and accounting services provided by the Fund’s accountants, custodian and transfer agent;

l.                                          Instruct the transfer agent with respect to the payment of dividends;

m.                                    Assist the Fund in obtaining and maintaining any fidelity bond required under the Investment Company Act of 1940; and

n.                                      Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Fund’s investment adviser, custodian, counsel or auditors.

It is agreed that your services as administrator and Chief Compliance Officer of the Fund hereunder shall be your primary responsibility but shall not be exclusive with respect to the Fund. You shall be entitled to take reasonable vacations on reasonable advance notice and agree to cooperate with the Fund in arranging for coverage of the functions described herein during your absence.

(b)                                 In addition to the services provided pursuant to the foregoing paragraph (a), you shall, subject to the supervision of the President of the Fund, oversee Paul E. Saidnawey or any successor to him appointed by the Fund in the performance by him or such successor of the services listed below (it being understood that the Fund shall be responsible for the fees and expenses associated with the provision of such services):

i.                                          Assistance in the preparation and filing of the Fund’s federal, state and local income tax returns and any other required tax returns;

ii.                                       Preparation and distribution of all compliance reports relating to the Fund’s senior securities, if any;

iii.                                    Maintenance of the Fund’s compliance model and work with the Fund’s accountants on the quarterly review of the model; and

iv.                                   Assistance in the preparation of the Fund’s financial statements and Form N-CSR.

(c)                                  Without the prior written consent of the Fund, you will not, at any time, either during or subsequent to employment by the Fund, use any Confidential Information for the benefit of anyone other than the Fund, or disclose any Confidential Information to anyone except in furtherance of the Fund’s interests. The term “Confidential Information” includes all information, not generally known or available to the public or the trade, which is acquired by you from the Fund, its affiliates, or service providers and which relates to the Fund or its operations.

2.                                       Compensation

The Fund will pay you at an annual rate of $165,000 for your services described herein. Such salary shall be payable in prorated monthly installments on the last business day of each month commencing in October 2006. In addition, you will be paid a bonus of $12,000 immediately. You will also be paid a monthly allowance amounting to 67% of monthly health insurance premium, as negotiated through Associated Industries of Massachusetts group plans. The allowance for insurance premiums may be adjusted upward if insurance premiums increase.

3.                                       Expenses

You shall bear your own expenses incurred in connection with this Agreement; provided, however, that the Fund shall provide for you at its own cost the facilities,

equipment (including telephone, fax and computer facilities), personnel, support services and supplies at the offices of the Fund or at such other offices as the Fund may occupy from time to time.

4.                                       Term

This Agreement shall continue in effect until terminated as provided herein. This Agreement may be terminated at any time without the payment of any penalty by the Fund on 90 days’ written notice to you or by you at any time without the payment of any penalty on 90 days’ written notice to the Fund.

5.                                       Responsibility; Indemnification

You assume no responsibility under this Agreement other than to render the services called for hereunder, and specifically you assume no responsibility for investment advice or the investment or reinvestment of the Fund’s assets. You shall not be liable to the Fund for any action taken or omitted to be taken by you in connection with the performance of any of your duties or obligations under this Agreement, and the Fund shall indemnify you and hold you harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement, provided the Fund has consented to such settlement and had an opportunity to defend the relevant matter at its own expense) incurred by you in or by reason of any pending, threatened or contemplated action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by you in connection with the performance of any of your duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect you against or entitle or be deemed to entitle you to indemnification in respect of any liability to the Fund or its security holders to which you would otherwise be subject by reason of (a) willful misfeasance, bad faith or gross negligence in the performance of your duties, (b) your receipt of an improper personal benefit in money, property or service, or (c) in the case of any criminal proceeding, your having reasonable cause to believe the act or omission was unlawful.

6.                                       Certain Records

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are maintained by the undersigned, if any, are property of the Fund and will be surrendered promptly to the Fund on request.

7.                                       Miscellaneous

This Agreement may be amended by mutual written consent. This Agreement sets forth the entire agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Fund and you, and supersedes and terminates any prior agreements between us. This Agreement may not be assigned by you, except that your rights and duties under this Agreement may be assigned to a corporation of which you are the sole officer, director and stockholder with the written consent of the Fund, which consent shall not be unreasonably withheld. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940. In the case of any conflict the Investment Company Act of 1940 shall control.

Please indicate your acceptance of the terms set forth herein by signing the enclosed copy of this letter in the space provided below and returning it to the Fund, whereupon this letter shall become a binding agreement.

Very truly yours,

THE NEW AMERICA HIGH INCOME
FUND, INC.

By:
Robert F. Birch, President

ACCEPTED AND AGREED TO
AS OF October 31, 2006

Ellen E. Terry